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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-232213

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

3.500% Notes due 2024	US$800,000,000	100.00%	US$800,000,000	US$96,960

Note:

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus dated June 20, 2019)

US$800,000,000

Weibo Corporation

3.500% Notes due 2024

         We are offering US$800,000,000 of our 3.500% notes due 2024 (the "Notes"). The Notes will mature on July 5, 2024. Interest on the Notes will accrue from July 5, 2019 and be payable on January 5 and July 5 of each year, beginning on January 5, 2020.

         We may at our option redeem the Notes at any time, prior to June 5, 2024, in whole or in part, at a price equal to the greater of 100% of the principal amount of the Notes and the make whole amount plus accrued and unpaid interest, if any, to (but not including) the redemption date. In addition, we may also redeem the Notes from or after June 5, 2024 at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to (but not including) the redemption date. We may also redeem the Notes at any time upon the occurrence of certain tax events. Upon the occurrence of a triggering event, we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. For a more detailed description of the Notes, see "Description of the Notes" in this prospectus supplement.

         The Notes are our senior unsecured obligations and will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes; rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law); be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

         See "Risk Factors" beginning on page S-13 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price(1)	100.00%	US$	800,000,000

Underwriting Discounts	0.55%	US$	4,400,000

Proceeds to Weibo(1)	99.45%	US$	795,600,000

(1)
Plus accrued interest, if any, from July 5, 2019.

         Approval in-principle has been received for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited (the "SGX-ST"). The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed, or reports contained herein. Approval in-principle for the listing and quotation of any Notes on the SGX-ST is not to be taken as an indication of the merits of us, or any of our subsidiaries or VIEs, or of the Notes. Currently, there is no public trading market for the Notes. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed and quoted on the SGX-ST and the rules of the SGX-ST so require.

         We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV ("Euroclear") and Clearstream Banking S.A. ("Clearstream"), on or about July 5, 2019, which is the fifth business day following the date of this prospectus supplement. Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date.

Sole Bookrunner

Goldman Sachs (Asia) L.L.C.

Co-Managers

HSBC	ICBC (Asia)

The date of this prospectus supplement is June 26, 2019.

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

        Section 309B(1) Notification—We have determined, and hereby notify all persons (including all relevant persons (as defined in Section 309A(1) of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"))) that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes by us. The second part, the base prospectus, presents more general information about this offering. The base prospectus was included in the registration statement on Form F-3 (File No. 333-232213) that we filed with the SEC on June 20, 2019, and has been updated since that time with additional information that is incorporated by reference. Generally, when we refer only to the "prospectus," we are referring to both parts combined, and when we refer to the "accompanying prospectus," we are referring to the base prospectus as updated through incorporation by reference.

        If the description of the offering of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal, or tax advice. You should consult your own counsel, accountants, and other advisors for legal, tax, business, financial, and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires:

  •
  "we," "us," "our company," or "our" refers to Weibo Corporation, a Cayman Islands company, its subsidiaries and, in the context of describing its operations and consolidated financial information, its VIEs in China;

  •
  "Weibo" refers to our social media platform and the products and services that we provide to users, customers, and platform partners through that platform;

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  "SINA" refers to Sina Corporation, our parent company and controlling shareholder;

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  "China" or "PRC" refers to the People's Republic of China excluding, for the purpose of this prospectus only, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan;

  •
  "MAUs" refers to monthly active users, which are Weibo users who logged on with a unique Weibo ID and accessed Weibo through our website, mobile website, desktop, or mobile applications, SMS or connections via our platform partners' websites or applications that are integrated with Weibo, during a given calendar month. The numbers of our MAUs are calculated using internal company data that has not been independently verified, and we treat each account as a separate user for purposes of calculating MAUs, although it is possible that certain individuals or organizations may have set up on more than one account and certain accounts are used by multiple individuals within an organization;

  •
  "DAUs" refers to daily active users, which are Weibo users who logged on with a unique Weibo ID and accessed Weibo through our website, mobile website, desktop, or mobile applications, SMS or connections via our platform partners' websites or applications that are integrated with Weibo, on a given day, and "average DAUs" for a month refers to the average of the DAUs for each day during the month. The numbers of our DAUs are calculated using internal company data that has not been independently verified, and we treat each account as a separate user for purposes of calculating DAUs, although it is possible that certain individuals or organizations may have set up on more than one account and certain accounts are used by multiple individuals within an organization; and

  •
  "Renminbi" or "RMB" refers to the legal currency of China and "U.S. dollars" or "US$" refers to the legal currency of the United States.

        All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

        The conversion of Renminbi into U.S. dollars in this prospectus supplement is based on the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all amounts in this prospectus supplement that are not recorded on our audited consolidated financial statements have been translated from Renminbi to U.S. dollars and from U.S. dollars to Renminbi at a rate of RMB6.7112 to US$1.00, the exchange rate in effect as of March 29, 2019; all amounts in this prospectus supplement that are recorded on our audited consolidated financial statements have been translated from Renminbi to U.S. dollars and from U.S. dollars to Renminbi at a rate of RMB6.8755 to US$1.00, the exchange rate in effect as of December 31, 2018. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On June 21, 2019, the exchange rate was RMB6.8686 to US$1.00.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the Public Reference Room.

        This prospectus supplement is part of a registration statement that we filed with the SEC, using a "shelf" registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Weibo Corporation and the Notes, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC's website or at the Public Reference Room maintained by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information that we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.

        See "Incorporation of Certain Documents by Reference" in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Weibo Corporation, CIK number 0001595761.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2018 originally filed with the SEC on April 29, 2019 (File No. 001-36397), or our 2018 Annual Report, and our current report on Form 6-K furnished to the SEC on June 20, 2019 (File No. 001-36397), including exhibit 99.1 thereto, are both incorporated by reference in the accompanying prospectus.

        As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

        We will provide a copy of any or all of the information that has been incorporated by reference in the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the Notes, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

Investor Relations
Weibo Corporation
8/F QIHAO Plaza
8 Xinyuan South Road
Chaoyang District, Beijing 100027
People's Republic of China
Telephone: +86 (10) 5898-3336

 ECONOMIC AREA CONSIDERATIONS

        The Notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor in the EEA means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). Consequently, no key information document required by Regulation (EU) No 1286/2014 (the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as "may," "will," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate," "is/are likely to," or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. These forward-looking statements include, among other things:

  •
  our goals and strategies;

  •
  our future business development, financial condition, results of operations, and other financial information;

  •
  our proposed use of proceeds from the sale of debt securities;

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  our ability to attract and retain users and customers and generate revenue and profit from our customers;

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  our ability to retain key personnel and attract new talent;

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  competition in social media, social networking, online marketing, and other businesses in which we engage;

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  the outcome of our annual PFIC evaluations;

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  the outcome of ongoing or any future litigation or arbitration, including those relating to intellectual property rights; and

  •
  PRC governmental regulations and policies relating to the internet, media, internet content providers, online marketing, and the implementation of a corporate structure involving VIEs in China.

        The forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference are subject to risks, uncertainties, and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference.

        We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus, and in the documents incorporated by reference for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in the Notes. You should carefully read the entire prospectus before investing, including "Risk Factors" and the documents incorporated by reference. See "Incorporation of Certain Documents by Reference." Our 2018 Annual Report, which contains our audited consolidated financial statements as of December 31, 2017 and 2018 and for each of the three years ended December 31, 2018, and our current report on Form 6-K furnished to the SEC on June 20, 2019, which contains our unaudited interim condensed consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2018 and 2019, are both incorporated by reference. This prospectus supplement contains information from an industry report titled "China's Mobile Social Industry," which was commissioned by us and prepared by China Insights Industry Consultancy Limited, an independent research firm. We refer to this report as the CIC Report.

 Weibo Corporation

Overview

        Weibo is a leading social media platform for people to create, distribute, and discover content. It provides an unprecedented and simple way for people and organizations to publicly express themselves in real time, interact with others on a massive global platform, and stay connected with the world.

        Since our inception in 2009, Weibo has amassed a large user base. In March 2019, Weibo had 465 million MAUs and 203 million average DAUs, increasing from 411 million MAUs and 184 million average DAUs in March 2018, and is one of the top 10 mobile apps in China in terms of MAUs in May 2019, according to the CIC Report.

        Weibo combines the means of public self-expression in real time with a powerful platform for social interaction, content aggregation, and content distribution. Any user can create and post a feed and attach multimedia or long-form content. User relationships on Weibo may be asymmetric; any user can follow any other user and add comments to a feed while reposting. The simple, asymmetric, and distributed nature of Weibo allows an original feed to become a live viral conversation stream.

        Weibo serves a wide range of users including ordinary people, celebrities, key opinion leaders (KOLs), and other public figures, as well as media outlets, businesses, government agencies, charities, and other organizations, making it a microcosm of Chinese society. For many people in China, Weibo allows them to be heard publicly and exposed to the rich ideas, cultures, and experiences of the broader world.

        In addition to users, Weibo's ecosystem includes customers and platform partners:

  •
  Customers.  We enable our advertising and marketing customers to promote their brands, products, and services to our users. We offer a wide range of advertising and marketing solutions to customers ranging from large companies to small and medium-sized enterprises, or SMEs, including social display advertisement and promoted marketing offerings. Our native promoted marketing offerings allow customers to reach a targeted audience based on the social interest graph, or SIG, of our users. In addition, our customers can benefit from the potential viral effect of their promoted feeds generated from the public and distributed nature of our platform, commonly known as "earned media."

  •
  Platform Partners.  We have attracted a large number of platform partners, including organizations with media rights, multi-channel networks, KOLs and other self-medias, and app developers. Weibo has a leading network of KOLs. As of March 31, 2019, Weibo has approximately 3.8 million verified accounts, such as KOLs, influencers, enterprise partners, and media outlets on the platform. Our platform partners contribute a vast amount of content to

    Weibo, broadly distribute Weibo content across their properties and integrate products and applications with our platform, enriching the experience of our users while increasing our monetization opportunities.

        While we distinguish among users, customers, and platform partners in classifying our products and analyzing our revenues, the same person or organization may simultaneously be included in two or more of the categories, such as KOLs.

        The growth of our users, customers, and platform partners have been boosted by our success in expanding into lower-tier cities in China through deep strategic cooperation with key domestic smartphone manufacturers and through our product initiatives, such as the introduction of interest-based feeds. In March 2014, over one-third of our users lived in Beijing, Shanghai, Guangzhou, and Shenzhen; in March 2019, over 80% of our users live in non-tier-1 cities across China. Weibo's geographical reach are attractive characteristics for advertisers and key opinion leaders, or KOLs, seeking to reach a wider audience.

        Designed with a "mobile first" philosophy, Weibo displays content in a simple information feed format and offers native advertisements that conform to the information feed on our platform. To support the mobile format, we have developed an SIG recommendation engine that makes it easier for our users to discover content and allows advertisers to promote more relevant advertisements to our users. With the high information-density of Chinese characters and users' ability to personalize content information feed, Weibo is particularly suited for mobile use, and we have seen significant mobile adoption. Approximately 94% of our MAUs in March 2019 accessed Weibo from mobile devices at least once during that month, increasing from approximately 75% in March 2014, and mobile advertising revenues accounted for 85% of our advertising and marketing revenues for the three months ended March 31, 2019.

        We began monetization on our platform in 2012, and we have since experienced rapid revenue growth. Our revenues increased from US$655.8 million in 2016 to US$1,150.1 million in 2017, and further to US$1,718.5 million in 2018, representing a compound annual growth rate, or CAGR, of 62%. Our revenues for the three months ended March 31, 2019 was US$399.2 million, compared to US$349.9 million for the three months ended March 31, 2018. We generate revenues primarily from customers who purchase advertising and marketing services, and, to a lesser extent, from fee-based revenues, such as VIP membership. For the year ended December 31, 2018 and the three months ended March 31, 2019, revenues generated from advertising and marketing services accounted for 87% and 85% of our total revenues, respectively. In addition, our net income attributable to Weibo increased significantly from US$108.0 million in 2016 to US$352.6 million in 2017, and further to US$571.8 million in 2018. Our net income attributable to Weibo for the three months ended March 31, 2019 was US$150.4 million, an increase of 52% compared to US$99.1 million for the three months ended March 31, 2018. For the year ended December 31, 2018 and the three months ended March 31, 2019, we had US$488.0 million and US$80.8 million net cash from operating activities, respectively. As of March 31, 2019, we held an aggregate of US$1,493.2 million of cash and cash equivalents and short-term investments.

Industry Opportunities

Growth of Mobile Social Product Users in China

        The growing internet usage results in increasing online media consumption and online social networking activities. According to the CIC Report, China's mobile social product users increased from 604.3 million in 2015 to 787.9 million in 2018, and is expected to reach 933.7 million in 2021. The mobile social product user penetration rate as a percentage of China's total population increased from 44.0% in 2015 to 56.5% in 2018, and is expected to further increase to 66.0% in 2021. According to the CIC Report, social apps occupied the largest share of mobile internet users' total time spent in China, with an average of 109.2 minutes per user in 2018. Meanwhile, mobile internet users' time spent on video, news, game, e-commerce, and streaming reached an average of 66.0, 32.3, 19.8, 23.1, and 25.5 minutes per user, respectively, in 2018.

Greater Importance of Videos

        The increasing adoption of 3G and 4G LTE technology and the prevalence of smartphones have facilitated multimedia content generation, distribution and consumption on the mobile front. Leveraging its high penetration in the mobile internet population, and its viral distribution and interactive nature, social platforms have become an average of indispensable for users to create, distribute and consume multimedia content, especially short videos. According to the CIC Report, time spent on videos as a percentage of total mobile internet user time spent in China increased from 16.9% in 2015 to 22.1% in 2018, and 73.1% of social product users consume video content on social platforms in China in 2018. China's mobile internet users' average time spent on videos increased from 26.9 minutes in 2015 to 66.0 minutes in 2018, representing a CAGR of 34.8%, and is expected to reach 87.9 minutes in 2021. Among various forms of mobile videos, short videos have become increasingly popular. China's mobile internet users' average time spent on short videos has increased to 28.8 minutes per user per day in 2018, and this number is expected to reach 43.7 minutes by 2021, representing a CAGR of 14.9%.

Rise of the Internet Influencer Economy

        Social media platforms, such as Instagram and Twitter in the United States and Weibo in China, have significantly lowered the entry barrier and cost for ordinary people to create content, become public figures, and gain popularity quickly. This has fostered the rise of KOLs and the creation of KOL economy, a fast evolving business model in China. KOL economy involves content generation, fan accumulation and engagement, and monetization. Compared to the U.S. market, where KOLs monetize primarily through advertising, KOLs in China are able to monetize their influence through more diversified channels, such as online sales, advertising and services, streaming, and knowledge sharing. According to the CIC Report, the total size of fans market increased from RMB24.0 billion in 2015 to RMB131.1 billion in 2018, representing a CAGR of 76.1%, and is expected to reach RMB286.2 billion in 2021, representing a CAGR of 29.7%.

Growth of China's Online Advertising Market

        The growth of China's online advertising market has been driven by the following sub-markets.

  •
  Strong Growth of Mobile Advertising.  There is an increasing shift of advertising spending towards mobile advertising in China. According to the CIC Report, the size of mobile advertising sub-market in China increased from RMB137.0 billion in 2015 to RMB399.5 billion in 2018, and is expected to further increase to RMB614.2 billion in 2021, representing a CAGR of 15.4%.

  •
  Strong Growth of Social Advertising.  Social media offers advertisers targeted reach at scale, amplifies their brand exposure to users based on social and interest attributes, and increases the potential for user engagement. As a result, the size of social advertising sub-market in China increased from RMB36.6 billion in 2015 to RMB65.5 billion in 2018, and is expected to further increase to RMB104.1 billion in 2021, representing a CAGR of 16.7%.

  •
  Strong Growth of Video Advertising.  The size of video advertising sub-market in China increased from RMB23.3 billion in 2015 to RMB54.3 billion in 2018, representing a CAGR of 32.6%, and is expected to further increase to RMB91.7 billion in 2021, representing a CAGR of 19.1%. Within video advertising, short videos are expected to outpace long videos. The size of short video advertising sub-market in China has increased to RMB14.7 billion in 2018, and is expected to increase to RMB45.7 billion in 2021, representing a CAGR of 45.8%.

Corporate Information

        Our company was incorporated under the laws of the Cayman Islands in 2010. Our American depositary shares, each representing one Class A ordinary share, par value US$0.00025 per share, of our company, currently trade on the Nasdaq Global Select Market under the symbol "WB."

        Our principal executive offices are located at 8/F, QIHAO Plaza, 8 Xinyuan South Road, Chaoyang District, Beijing 100027, People's Republic of China. Our telephone number at this address is +86 (10) 5898-3336. We have appointed Puglisi & Associates, which is located at 850 Library Avenue, Suite 204, Newark, DE 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with this offering. Our corporate website is www.weibo.com. Information appearing on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

 The Offering

        The summary below describes the principal terms of the Notes. Certain of the terms described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus supplement and the "Description of Debt Securities" section of the accompanying prospectus contain a more detailed description of the terms of the Notes.

Issuer	Weibo Corporation.
Notes Offered	US$800,000,000 aggregate principal amount of 3.500% notes due 2024 (the "Notes").
Maturity Dates	The Notes will mature on July 5, 2024.
Interest Rates	The Notes will bear interest at a rate of 3.500% per year.
Interest Payment Dates	January 5 and July 5, beginning on January 5, 2020. Interest will accrue from July 5, 2019.
Optional Redemption

We may at our option redeem the Notes at any time prior to June 5, 2024, in whole or in part, at a price equal to the greater of 100% of the principal amount of the Notes to be redeemed and the make whole amount plus accrued and unpaid interest on the Notes to be redeemed, if any, to (but not including) the applicable redemption date. See "Description of the Notes—Optional Redemption."

In addition, we may at our option redeem the Notes at any time from or after June 5, 2024, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed, if any, to (but not including) the applicable redemption date. See "Description of the Notes—Optional Redemption."

Repurchase Upon Triggering Event

Upon the occurrence of a Triggering Event (as defined in "Description of the Notes"), we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. See "Description of the Notes—Repurchase Upon Triggering Event."

Ranking	The Notes will be our senior unsecured obligations and will:
• rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes;
• rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law);
• be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and

• be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and VIEs.
Covenants

We will issue the Notes under an indenture with Deutsche Bank Trust Company Americas, as trustee. The indenture will, among other things, limit our ability to incur liens and consolidate, merge, or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications and the Notes and the indenture do not otherwise restrict or limit our ability to incur additional indebtedness or enter into transactions with, or to pay dividends or make other payments to, affiliates. For more details, see "Description of the Notes" and "Description of Debt Securities" in the accompanying prospectus.

Payment of Additional Amounts

All payments of principal, premium, and interest made by us in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in "Description of Debt Securities" in the accompanying prospectus) imposed or levied by or within the Cayman Islands, Hong Kong, the PRC, or any jurisdiction where we are organized or otherwise considered by a taxing authority to be a resident for tax purposes or through which a payment in respect of the Notes is made (in each case, including any political subdivision or any authority therein or thereof having power to tax), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts as will result in receipt by each holder or beneficial owner of any Note of such amounts as would have been received by such holder or beneficial owner had no such withholding or deduction of such Taxes been required, subject to certain exceptions. See "Description of Debt Securities—Payment of Additional Amounts" in the accompanying prospectus.

Tax Redemption

The Notes may be redeemed at any time, at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date in the event we become obligated to pay additional amounts in respect of such Notes as a result of certain changes in tax law. See "Description of Debt Securities—Tax Redemption" in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds."
Denominations	The Notes will be issued in minimum denominations of US$200,000 and multiples of US$1,000 in excess thereof.

Form of Notes

We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Investors may elect to hold the interests in the global notes through any of DTC, Clearstream, or Euroclear, as described under the heading "Description of the Notes—Book-Entry; Delivery and Form."

Further Issuances

We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as of the Notes in all respects (or in all respects except for the issue date, the issue price, the first date for accrual of interest and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes to constitute a single series of the Notes. We will not issue any additional Notes with the same CUSIP, ISIN, or other identifying number as any Notes offered hereby unless the additional Notes are fungible with the outstanding Notes for U.S. federal income tax purposes.

Risk Factors

You should consider carefully all the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular the risk factors set forth under the heading "Risk Factors" beginning on page S-13 of this prospectus supplement and the risk factors set forth in our 2018 Annual Report, which is incorporated by reference in the accompanying prospectus, before investing in any of the Notes offered hereby.

Listing

Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed, or reports contained herein. Approval in-principle for the listing and quotation of any Notes on the SGX-ST is not to be taken as an indication of the merits of us, or any of our subsidiaries or VIEs, or of the Notes. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, our company will appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption in the event that the global notes are exchanged for Notes in definitive form. In addition, in the event that the global notes are exchanged for Notes in definitive form, an announcement of such exchange will be made by or on behalf of our company through the SGX-ST and such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Governing Law	New York.
Trustee, Registrar, and Paying Agent	Deutsche Bank Trust Company Americas.

RISK FACTORS

        Prospective purchasers of the Notes should carefully consider the risks described below in this prospectus supplement, in the accompanying prospectus, and in the documents incorporated by reference before deciding to purchase any Notes. If any of these risks actually occurs, our business, financial condition, and results of operations could suffer, and you may lose all or part of your investment.

Risks Relating to the Notes

An increase in interest rates could result in a decrease in the market value of the Notes.

        In general, as market interest rates rise, debt securities bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the Notes and market interest rates increase, the market value of the Notes may decline.

The Notes will be effectively subordinated to any of our secured obligations to the extent of the value of the property securing those obligations.

        The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to our existing and future secured obligations with respect to the assets that secure those obligations. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured obligations, or in the event of our bankruptcy, insolvency, liquidation, dissolution, or reorganization, the proceeds from the sale of assets securing our secured obligations will be available to pay obligations on the Notes only after all such secured obligations have been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution, or reorganization.

The Notes will be structurally subordinated to all obligations of our existing and future subsidiaries and VIEs.

        The Notes will not be guaranteed by any of our existing or future subsidiaries and VIEs, which together hold substantially all of our operating assets and conduct substantially all of our business. Our subsidiaries and VIEs will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan, or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries and VIEs such that in the event of insolvency, liquidation, reorganization, dissolution, or other winding up of any of our subsidiaries or VIEs, all of that subsidiary's or VIE's creditors (including trade creditors) and any holders of preferred stock or shares would be entitled to payment in full out of that subsidiary's or VIE's assets before any remaining assets would be available to Weibo Corporation to make payments due on the Notes.

        In addition, the indenture governing the Notes will, subject to some limitations, permit these subsidiaries and VIEs to incur additional obligations and will not contain any limitation on the amount of indebtedness or other liabilities, such as trade payables, that may be incurred by these subsidiaries and VIEs.

The indenture does not restrict the amount of additional debt that we may incur.

        The Notes and the indenture under which the Notes will be issued do not limit the amount of unsecured debt that may be incurred by us or our subsidiaries or VIEs, and they permit us and certain of our subsidiaries and VIEs to incur secured debt without equally and ratably securing the Notes under specified circumstances. As of March 31, 2019, our total debt was US$900 million principal amount of convertible senior notes due 2022. After the completion of this offering, we and our subsidiaries and VIEs may incur additional debt. Our and our subsidiaries' and VIEs' incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

We may not be able to repurchase the Notes upon a Triggering Event.

        Upon the occurrence of a Triggering Event described in "Description of the Notes—Repurchase Upon Triggering Event," we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. The source of funds for any purchase of the Notes would be our available cash or cash generated from our subsidiaries' or VIEs' operations or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the Notes upon a Triggering Event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Triggering Event and repay our other indebtedness that may become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law.

Holders of the Notes may not be able to determine when a Triggering Event giving rise to their right to have the Notes repurchased has occurred.

        The definition of Triggering Event in the indenture that will govern the Notes includes a phrase relating to operating "substantially all" or deriving "substantially all" of the economic benefits from, the business operations conducted by the Group. There is no precise established definition of the phrase "substantially all" under New York law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of a Triggering Event may be uncertain.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

        While the indenture and the Notes contain terms intended to provide protection to holders of the Notes upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the Notes. For example, we are not required to offer to repurchase all outstanding Notes upon the occurrence of a change of control event. In addition, certain important corporate events, such as merger or consolidation, sale of all or substantially all of the assets, liquidation or dissolution, and leveraged recapitalizations, would not, under the indenture that will govern the Notes, constitute a Triggering Event that would require us to repurchase the Notes, even though those corporate events could adversely affect our capital structure, credit ratings, or the value of the Notes. See "Description of the Notes—Repurchase Upon Triggering Event."

        The indenture for the Notes also does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows, or liquidity;

  •
  limit our ability to incur obligations that are equal in right of payment to the Notes;

  •
  restrict our subsidiaries' or VIEs' ability to issue unsecured securities or otherwise incur unsecured obligations that would be senior to our equity interests in our subsidiaries or VIEs and therefore rank effectively senior to the Notes;

  •
  limit the ability of our subsidiaries or VIEs to service indebtedness;

  •
  restrict our ability to repurchase or prepay any other of our securities or other obligations;

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our shares or other securities ranking junior to the Notes; or

  •
  limit our ability to sell, merge, or consolidate any of our subsidiaries or consolidated affiliated entities.

        As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances, and events that could have an adverse impact on your investment in the Notes.

An active trading market for the Notes may not develop, and the trading price of the Notes could be materially and adversely affected.

        The Notes are a new issue of securities for which there is currently no trading market. Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. However, there can be no assurance that we will be able to obtain or maintain such listing or that an active trading market will develop. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been advised that the underwriters intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue such market making activity at any time without notice. Therefore there can be no assurance that an active trading market for the Notes will develop or be sustained. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In addition, the Notes may trade at prices that are higher or lower than the price at which the Notes have been issued. The price at which the Notes trade depends on many factors, including:

  •
  prevailing interest rates and interest rate volatility;

  •
  our results of operations, financial condition, and future prospects;

  •
  changes in our industry and competition;

  •
  market conditions for similar securities; and

  •
  general economic conditions,

almost all of which are beyond our control. As a result, there can be no assurance that you will be able to resell the Notes at attractive prices or at all.

We may be deemed a PRC "resident enterprise" under PRC tax laws, which could subject interest on the Notes to PRC withholding tax and gains on the transfer of the Notes to PRC income tax and could, under certain circumstances, permit us to redeem the Notes.

        If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of the Notes that are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC income tax on any gains realized from the transfer of the Notes, if such income is considered to be derived from sources within China, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in China, or (ii) has an establishment or premises in China but its income derived from China has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider interest we pay with respect to the Notes or any gains realized from the transfer of the Notes to be income derived from sources within China, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty). In addition, if we are considered a PRC resident enterprise, interest payable by us to non-resident enterprise holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%.

        If we were deemed a PRC resident enterprise under the PRC Enterprise Income Tax Law and required to withhold tax on interest on the Notes, we would be required to pay additional amounts as described under "Description of Debt Securities—Payment of Additional Amounts" in the accompanying prospectus. As described under "Description of Debt Securities—Tax Redemption" in the accompanying prospectus, we may redeem the Notes in whole at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest if such requirement to pay additional amounts results from a change in law (or a change in the official application or interpretation of law).

Redemption may adversely affect your return on the Notes.

        We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates are relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the Notes.

Our credit ratings may not reflect all risks of your investments in the Notes, and changes in credit ratings may materially reduce the value of the Notes.

        We expect the Notes to be rated and routinely evaluated by major rating agencies. Our credit ratings are an assessment by each rating agency at the time the ratings are issued of our ability to pay our debts when due, and thus are limited in scope and do not address or reflect all material risks relating to an investment in or the structure or marketing of the Notes. For example, the ratings do not address the payment of any Additional Amounts (as defined in "Description of the Notes" in this prospectus supplement). Agency ratings do not constitute recommendations to purchase, hold, or sell the Notes or any other securities inasmuch as such ratings do not comment as to market price or suitability for a particular investor, and may be revised or withdrawn at any time by the issuing organization. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Each agency's rating should be evaluated independently of any other agency's rating on the Notes, on other securities of ours, or on us. We cannot assure you that the ratings will remain in effect for any given period or that the ratings will not be revised by these rating agencies in the future if in their judgment circumstances so warrant. For example, rating agencies may revise their ratings in the future based on their view of our business or the business of our affiliates or certain companies with which we have a significant relationship, such as SINA and Alibaba.

If securities or industry analysts cease to publish research or publish inaccurate or unfavorable research about our business, the market price for the Notes and trading volume could decline.

        The trading market for our Notes will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades the Notes or our company generally or publishes inaccurate or unfavorable research about our business, the market price for the Notes would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Notes to decline significantly.

We will follow the applicable corporate disclosure standards for debt securities listed on the Official List of the SGX-ST, which standards may be different from those applicable to companies in certain other countries.

        We will be subject to reporting obligations in respect of the Notes to be listed on the Official List of the SGX-ST. The disclosure standards imposed by the SGX-ST may be different than those imposed by securities exchanges in other countries or regions such as the United States or Hong Kong. As a result, the level of information that is available may not correspond to what investors in the Notes are accustomed to.

CERTAIN FINANCIAL DATA

        Set forth below are certain consolidated statements of comprehensive income data and consolidated statements of cash flow data for the years ended December 31, 2014, 2015, 2016, 2017, and 2018 and certain consolidated balance sheets data as of December 31, 2014, 2015, 2016, 2017, and 2018. The consolidated statements of comprehensive income data and consolidated statements of cash flow data presented below for the years ended December 31, 2016, 2017, and 2018 and the consolidated balance sheets data as of December 31, 2017 and 2018 have been derived from our audited consolidated financial statements that are included in our 2018 Annual Report and are incorporated by reference in the accompanying prospectus. The consolidated statements of comprehensive income data and consolidated statements of cash flow data presented below for the years ended December 31, 2014 and 2015 and the consolidated balance sheets data as of December 31, 2014, 2015, and 2016 have been derived from our audited consolidated financial statements that are not incorporated by reference in the accompanying prospectus. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP.

        The consolidated statements of comprehensive income data and consolidated statements of cash flow data presented below for the three months ended March 31, 2018 and 2019 and the consolidated balance sheets data as of March 31, 2019 have been derived from our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2018 and 2019 and as of March 31, 2019, which are contained in our current report on Form 6-K furnished to the SEC on June 20, 2019 and are incorporated by reference into this prospectus supplement and the accompanying prospectus. The unaudited interim financial statements have been prepared on the same basis as our audited consolidated financial data and include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair statement of our financial position and results of operations for the periods presented.

        The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2018 and as of December 31, 2017 and 2018 and related notes and "Item 5. Operating and Financial Review and Prospects" in our 2018 Annual Report and our current report on Form 6-K furnished to the SEC on June 20, 2019, including exhibit 99.1 thereto. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the three months ended March 31, 2019 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2019.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2014	2015	2016	2017	2018(1)	2018	2019
	(in US$ thousands)
Consolidated Statements of Comprehensive Income Data:
Revenues:
Advertising and marketing revenues:
—Third parties	129,644	207,657	428,275	780,545	1,172,136	237,453	281,984
—Alibaba	107,587	143,650	57,908	84,688	117,696	26,336	16,635
—SINA and other related parties	27,551	51,108	84,799	131,512	209,348	39,160	42,522

Subtotal	264,782	402,415	570,982	996,745	1,499,180	302,949	341,141
Value-added services revenues	69,390	75,476	84,818	153,309	219,338	46,934	58,036

Total revenues	334,172	477,891	655,800	1,150,054	1,718,518	349,883	399,177
Costs and expenses:
Cost of revenues(2)	(83,599)	(141,960)	(171,231)	(231,255)	(277,648)	(62,902)	(82,817)
Sales and marketing(2)	(120,361)	(126,059)	(148,283)	(275,537)	(527,424)	(105,863)	(106,151)
Product development(2)	(125,832)	(143,444)	(154,088)	(193,393)	(249,873)	(60,523)	(69,853)
General and administrative(2)	(26,483)	(28,925)	(41,218)	(42,315)	(43,755)	(11,216)	(17,287)
Goodwill and acquired intangibles impairment	—	—	—	—	(10,554)	—	—

Total costs and expenses	(356,275)	(440,388)	(514,820)	(742,500)	(1,109,254)	(240,504)	(276,108)

(Loss)/Income from operations	(22,103)	37,503	140,980	407,554	609,264	109,379	123,069
(Loss)/Income from equity method investments	(5)	(6)	(130)	1,030	57	(300)	(1,550)
Realized gain/(loss) from investments	481	944	534	14	(287)	—	132
Fair value changes through earnings on investments(3)	—	—	—	—	40,074	(745)	38,465
Investment related impairment	(2,521)	(8,005)	(40,161)	(4,747)	(24,074)	(755)	(800)
Interest and other income, net	6,780	6,344	8,757	13,260	43,808	9,429	12,331
Change in fair value of investor option liability	(46,972)	—	—	—	—	—	—

(Loss)/Income before income tax expenses	(64,340)	36,780	109,980	417,111	668,842	117,008	171,647
Income tax expenses	(1,128)	(2,591)	(4,316)	(66,746)	(96,222)	(18,297)	(21,073)

Net (loss)/income	(65,468)	34,189	105,664	350,365	572,620	98,711	150,574
Less: Net income/(loss) attributable to non-controlling interests	(143)	(556)	(2,363)	(2,225)	797	(374)	132

Net (loss)/income attributable to Weibo	(65,325)	34,745	108,027	352,590	571,823	99,085	150,442

Net (loss)/income	(65,468)	34,189	105,664	350,365	572,620	98,711	150,574
Other comprehensive (loss)/income
Currency translation adjustments	(1,450)	(7,874)	(18,898)	37,822	(60,273)	28,417	33,957
Available-for-sale-securities:
—Change in unrealized loss from available-for-sale securities	(2,067)	(198)	(2,557)	(995)	—	—	—
—Reclassification adjustment for net loss included in net income/(loss)	—	—	4,822	—	—	—	—

Net change	(2,067)	(198)	2,265	(995)	—	—	—

Total comprehensive (loss)/income	(68,985)	26,117	89,031	387,192	512,347	127,128	184,531
Less: Comprehensive income/(loss) attributable to non-controlling interests	(366)	(829)	(2,637)	(1,926)	668	(300)	227

Comprehensive (loss)/income attributable to Weibo's ordinary shareholders	(68,619)	26,946	91,668	389,118	511,679	127,428	184,304

Notes:

(1)
On January 1, 2018, we adopted new revenue guidance ASC Topic 606, "Revenue from Contracts with Customers," using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting method under Topic 605. Topic 606 requires the presentation of value added tax ("VAT") recognized in revenues from "gross" to "net," which results in equal decrease in revenues and cost of revenues, and recognition of revenues and expenses at fair value for advertising barter transactions.

(2)
Stock-based compensation was allocated in costs and expenses as follows:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2014	2015	2016	2017	2018	2018	2019
	(in US$ thousands)
Cost of revenues	755	1,196	2,616	3,716	3,522	1,011	1,112
Sales and marketing	1,583	3,209	5,357	8,264	6,837	1,968	2,039
Product development	4,392	10,210	15,076	21,879	21,187	5,051	6,058
General and administrative	7,049	11,784	13,853	14,178	9,465	2,984	3,686

Total	13,779	26,399	36,902	48,037	41,011	11,014	12,895

(3)
We adopted ASU 2016-01 "Classification and Measurement of Financial Instruments" beginning the first quarter of fiscal year 2018. After the adoption of the new accounting update, we measure investments in equity securities, other than equity method investments, at fair value through earnings. For those investments without readily determinable fair values, we elected to record these investments at cost, less impairment, and plus or minus subsequent adjustments for observable price changes. Changes in the basis of these investments are reported in current earnings.

	As of December 31,
						As of March 31, 2019(1)
	2014	2015	2016	2017	2018
	(in US$ thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	284,865	237,440	364,766	1,000,953	1,234,596	826,990
Short-term investments	166,414	98,439	31,188	791,730	591,269	666,244
Amount due from SINA	—	—	18,565	16,356	105,319	310,237
Total assets	703,514	839,189	1,036,944	2,561,819	3,274,682	3,588,424
Amount due to SINA	24,279	12,188	—	—	—	—
Convertible debt	—	—	—	879,983	884,123	885,158
Total liabilities	136,124	211,160	279,586	1,367,025	1,526,544	1,642,816
Ordinary shares	51	53	55	56	57	57
Additional paid-in capital	904,402	938,922	979,805	1,030,048	1,071,836	1,084,775
(Accumulated deficit)/Retained earnings	(342,413)	(307,668)	(199,641)	152,949	723,181	873,623
Non-controlling interests	8,186	7,357	4,133	2,207	2,679	2,906
Total shareholders' equity	567,390	628,029	757,358	1,194,794	1,748,138	1,945,608

Note:

(1)
We adopted the new leasing guidance (ASU 2016-02) starting from January 1, 2019, which requires a lessee to recognize the assets and liabilities arising from operating leases. We recognized a right-of-use asset and a liability relating to lease payments (the Lease Liability) in the statements of financial position for lease contracts having terms beyond twelve months period. The adoption of new leasing guidance resulted in recognition of US$10.5 million of right-of-use asset and US$10.5 million of leasing liability as of January 1, 2019, respectively.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2014	2015	2016	2017	2018	2018	2019
	(in US$ thousands)
Consolidated Statements of Cash Flow Data:
Net cash (used in)/provided by operating activities	(19,412)	181,971	236,244	539,151	488,007	84,751	80,833
Net cash provided by/(used in) investing activities	13,917	(228,310)	(96,745)	(815,422)	(254,032)	(827,830)	(451,585)
Net cash provided by/(used in) financing activities	43,663	4,959	3,035	883,578	(1,415)	339	45
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,402)	(6,045)	(15,208)	28,880	1,083	24,596	22,695

Net increase/(decrease) in cash, cash equivalents and restricted cash	35,766	(47,425)	127,326	636,187	233,643	(718,144)	(348,012)
Cash, cash equivalents and restricted cash at the beginning of the year/period	249,099	284,865	237,440	364,766	1,000,953	1,000,953	1,234,596

Cash, cash equivalents and restricted cash at the end of the year/period	284,865	237,440	364,766	1,000,953	1,234,596	282,809	886,584

        Set forth below is a discussion of our unaudited statements of comprehensive income data for the three months ended March 31, 2018 and 2019. The discussion of our audited financial information for the three years ended December 31, 2018 and as of December 31, 2017 and 2018 is set forth in "Item 5. Operating and Financial Review and Prospectus" in our 2018 Annual Report, which is incorporated by reference.

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

Revenues

        We generate revenues primarily from advertising and marketing services, including social display advertisements and promoted marketing. We also generate revenues from value-added services, mainly including VIP membership, live streaming, and game-related services.

        Our revenues increased by 14% from US$349.9 million for the three months ended March 31, 2018 to US$399.2 million for the three months ended March 31, 2019.

  •
  Advertising and Marketing Revenues.  Advertising and marketing revenues increased by 13% from US$302.9 million for the three months ended March 31, 2018 to US$341.1 million for the three months ended March 31, 2019. Revenue from key accounts grew by 31% from US$128.6 million for the three months ended March 31, 2018 to US$168.8 million for the three months ended March 31, 2019, primarily attributed to the increasing diversity of Weibo's advertising offerings and an increase in the number of key account customers allocating more digital advertising budget to social marketing. Revenue from SMEs grew by 5% from US$148.0 million for the three months ended March 31, 2018 to US$155.7 million for the three months ended March 31, 2019, primarily attributed to new and upgraded advertisement products and features, our efforts on customers structure revamp, and increase in user engagement. Revenue generated from Alibaba decreased by 37% from US$26.3 million for the three months ended March 31, 2018 to US$16.6 million for the three months ended March 31, 2019, primarily attributed to advertising volume adjustment by Alibaba on the Weibo platform in the first quarter of 2019 compared to extraordinary promotional campaigns in the first quarter of 2018. For the three months ended March 31, 2019, mobile advertising revenue accounted for approximately 85% of our total advertising and marketing revenues, compared to 80% for the three months ended March 31,

    2018 due to the growth of both mobile users and advertiser preferences. Mobile MAUs in March 2019 increased by 14% year over year to 435 million.

  •
  Value-added Services Revenues.  Value-added services revenues increased by 24% from US$46.9 million for the three months ended March 31, 2018 to US$58.0 million for the three months ended March 31, 2019. This increase was primarily attributed to the Yizhibo live streaming business acquired in October 2018, which contributed US$18.8 million live streaming revenue in the first quarter of 2019, partially offset by the decrease of revenues from game-related services from US$12.3 million in the first quarter of 2018 to US$2.0 million in the same period in 2019.

Costs and Expenses

        Our costs and expenses consist of cost of revenues, sales and marketing, product development, and general and administrative expenses, including costs and expenses allocated from SINA during the presented periods, as well as goodwill and acquired intangibles impairment. Cost of revenues primarily consists of costs associated with the maintenance of our platform, such as bandwidth and other infrastructure costs, as well as personnel-related expenses, stock-based compensation, content licensing fees, revenue-share cost, and turnover taxes levied on our revenues. Sales and marketing expenses primarily consist of marketing and promotional expenses and personnel-related expenses, including commissions, outside services fees, and stock-based compensation. Product development expenses primarily consist of personnel-related expenses, stock-based compensation, outside services fees, and infrastructure cost incurred for new product development, product enhancements, and back-end systems. General and administrative expenses primarily consist of personnel-related expenses, stock-based compensation, professional services fees, and bad debt allowance.

        Our costs and expenses increased by 15% from US$240.5 million for the three months ended March 31, 2018 to US$276.1 million for the three months ended March 31, 2019.

  •
  Cost of Revenues.  Cost of revenues increased by 32% from US$62.9 million for the three months ended March 31, 2018 to US$82.8 million for the three months ended March 31, 2019. This increase was primarily due to an increase of US$18.1 million in revenue sharing cost mainly relating to live streaming business and advertisement production.

  •
  Sales and Marketing.  Sales and marketing expenses remained stable in the first quarter of 2019 compared to the same period in 2018, increasing slightly by 0.3% from US$105.9 million for the three months ended March 31, 2018 to US$106.2 million for the three months ended March 31, 2019.

  •
  Product Development.  Product development expenses increased by 15% from US$60.5 million for the three months ended March 31, 2018 to US$69.9 million for the three months ended March 31, 2019. This increase was primarily due to an increase of US$6.0 million in personnel-related expenses arising from a larger development team and higher salaries, and an increase of US$1.4 million in infrastructure cost.

  •
  General and Administrative.  General and administrative expenses increased by 54% from US$11.2 million for the three months ended March 31, 2018 to US$17.3 million for the three months ended March 31, 2019, primarily due to an increase of US$4.9 million in bad debt expense, and an increase of $1.4 million in professional services.

Investment Related Impairment

        We perform impairment assessments of our investments and determine if an investment is impaired due to changes in quoted market price or other impairment indicators. We recorded US$0.8 million in investment related impairment charges for both the three months ended March 31, 2018 and 2019, respectively, as the investments were not performing to expectations or they became incapable of making repayments.

Fair Value Changes Through Earnings on Investments, Net

        Our net fair value changes through earnings on investments was US$38.5 million for the three months ended March 31, 2019, which primarily included an upward fair value adjustment of US$38.6 million on a company providing social and new media marketing services, compared to US$0.7 million for the three months ended March 31, 2018.

Interest and Other Income, Net

        The following table sets forth the breakdown of interest and other income net, including interests to or from related parties, for the periods presented.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2016	2017	2018	2018	2019
	(in US$ thousands)
Interest and Other Income, Net
Interest income	7,552	19,453	57,971	13,721	17,020
Interest expense	—	(4,196)	(15,391)	(3,848)	(3,848)
Other income (expense), net	1,205	(1,997)	1,228	(444)	(841)

Total	8,757	13,260	43,808	9,429	12,331

        Our net interest and other income increased by 31% from US$9.4 million for the three months ended March 31, 2018 to US$12.3 million for the three months ended March 31, 2019, primarily due to an increase of US$2.1 million in interest income arising from loans to SINA.

Income Tax Expenses

        The following table sets forth a calculation of our effective tax rate for China operations.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2016	2017	2018	2018	2019
	(in US$ thousands, except percentages)
Income before income tax expenses	109,980	417,111	668,842	117,008	171,647
Add: (Income)/Loss from non-China operations	60,193	52,261	43,266	10,745	(24,917)
Income from China operations	170,173	469,372	712,108	127,753	146,730
Income tax expenses applicable to China operations	4,316	66,746	96,222	18,297	21,073

Effective tax rate for China operations	2.5%	14.2%	13.5%	14.3%	14.4%

        We recorded income tax expenses of US$18.3 million and US$21.1 million for the three months ended March 31, 2018 and 2019, respectively. This increase in income tax expenses was in line with our net income growth.

Cash Flows and Working Capital

        As of March 31, 2019, we had US$1,493.2 million in cash, cash equivalents, and short-term investments.

Operating Activities

        Net cash provided by operating activities for the three months ended March 31, 2019 was US$80.8 million, which consists of our net income of US$150.6 million as adjusted for non-cash items and the effects of changes in operating assets and liabilities. Adjustments for non-cash items primarily include a gain of US$38.5 million in fair value changes through earnings on investments, partially offset by a charge of US$12.9 million in stock-based compensation, US$6.3 million in bad debt expense, and US$6.2 million in depreciation and amortization. The principal items accounting for the changes in operating assets and liabilities include an increase of US$72.3 million in accounts receivable due from third parties, and a decrease of US$32.4 million in income tax payable, partially offset by an increase of US$42.8 million in deferred revenues and an increase of US$29.3 million in accounts payable. The increases in accounts receivables were in line with our revenue growth. The decrease in income tax payable was primarily due to the payment of income taxes of 2018. The increase in accounts payable was primarily due to an increase in revenue share payable for live streaming business and payable for infrastructure cost.

        Net cash provided by operating activities for the three months ended March 31, 2018 was US$84.8 million, which consists of our net income of US$98.7 million as adjusted for non-cash items and the effects of changes in operating assets and liabilities. Adjustments for non-cash items primarily include a charge of US$11.0 million in stock-based compensation and a charge of $4.7 million in depreciation and amortization. The principal items accounting for the changes in operating assets and liabilities include an increase of US$24.1 million in accounts payable, an increase of US$18.2 million in income tax payable, and an increase of US$15.2 million in deferred revenue, partially offset by an increase of US$50.3 million in amount due from SINA, an increase of US$15.5 million in accounts receivable due from third parties, and an increase of US$15.0 million in prepaid expense and other current assets. The increase in accounts payable was primarily due to payables for infrastructure cost and advertisement production. The increase in income tax payable was in line with net income growth. The increase in accounts receivable due from third parties was in line with our revenue growth.

Investing Activities

        Net cash used in investing activities for the three months ended March 31, 2019 was US$451.6 million. This was primarily attributable to US$187.4 million of loans to SINA, US$187.1 million of investment and prepayment on long-term investments, and US$103.4 million of purchase of short-term investments, partially offset by US$33.7 million of maturity of short-term investments.

        Net cash used in investing activities for the three months ended March 31, 2018 was US$827.8 million. This was primarily attributable to US$823.4 million of purchase of short-term investments.

Financing Activities

        Net cash provided by financing activities for the three months ended March 31, 2019 was US$45 thousand, which consists of proceeds from the exercise of employee stock options.

        Net cash provided by financing activities for the three months ended March 31, 2018 was US$0.3 million, which consists of proceeds from the exercise of employee stock options.

Capital Expenditures

        Our capital expenditures primarily consist of purchases of servers, computers, and other office equipment. Our capital expenditures were US$4.3 million and US$7.7 million for the three months ended March 31, 2018 and 2019, respectively. We will continue to make capital expenditures to meet the expected growth of our business and we intend to fund these purchases in the future with existing cash balance.

USE OF PROCEEDS

        We estimate that the net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from the sale of the Notes will be approximately US$793 million. We plan to use the net proceeds from the sale of the Notes for general corporate purposes.

        We may use the net proceeds from our issuance and sale of the Notes to fund the operations of our PRC subsidiaries by making additional capital contributions to our existing PRC subsidiaries, injecting capital to establish new PRC subsidiaries, or providing loans to our PRC subsidiaries. Transfer of funds from Weibo Corporation or any of our offshore subsidiaries to our PRC subsidiaries is subject to PRC regulatory restrictions and procedures. Capital contributions to existing PRC subsidiaries and establishment of new PRC subsidiaries must be (i) either filed with or approved by the PRC Ministry of Commerce or its local counterparts depending on whether the business of the PRC subsidiary is subject to restrictions with respect to foreign investment under PRC law, (ii) registered with the local counterparts of the PRC State Administration for Market Regulation, and (iii) registered with the local banks authorized by the PRC State Administration of Foreign Exchange. Loans to any of our PRC subsidiaries must not exceed a statutory limit and must be filed with the PRC State Administration of Foreign Exchange. See "Item 3.D. Key Information—Risk Factors—Risks Relating to Doing Business in China—PRC regulations of loans to PRC entities and direct investment in PRC entities by offshore holding companies may delay or prevent us from using offshore funds to make loans or additional capital contributions to our PRC subsidiary." in our 2018 Annual Report, which is incorporated by reference.

 CAPITALIZATION

        The following table sets forth our consolidated total capitalization as of March 31, 2019:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the issuance of Notes in this offering as if the Notes were issued on that day, after deducting underwriting discounts and commissions payable by us.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto in our 2018 Annual Report, and our current report on Form 6-K furnished to the SEC on June 20, 2019 (File No. 001-36397), including exhibit 99.1 thereto, both of which are incorporated by reference in the accompanying prospectus.

	As of March 31, 2019
	Actual	As Adjusted
	(in US$ thousands)
Notes payable
—US$900 million 1.25% convertible senior notes due 2022	885,158	885,158
—Notes offered hereby	—	795,600

Subtotal	885,158	1,680,758

Total debt	885,158	1,680,758
Total shareholders' equity(1)	1,945,608	1,945,608

Total capitalization(2)	2,830,766	3,626,366

Notes:

(1)
Total shareholders' equity includes shareholders' equity pertaining to our shareholders plus shareholders' equity pertaining to the non-controlling interests in our subsidiaries.

(2)
Total capitalization is the sum of total debt and total shareholders' equity.

        As of March 31, 2019, on a consolidated basis, all of our debt outstanding was unsecured. In addition, as of March 31, 2019, we did not have any off-balance sheet guarantees.

        After the completion of this offering, we may incur additional debt in the regular course of our business, which may materially affect our total debt as provided in the table above.

 DESCRIPTION OF THE NOTES

        The following description is only a summary of the material terms of the Notes and does not purport to be complete. The Notes will be issued under and governed by an indenture to be dated as of July 5, 2019, as supplemented by the first supplemental indenture to be dated as of July 5, 2019 (as so supplemented, the "indenture"), between us and Deutsche Bank Trust Company Americas, as trustee (the "trustee"). The following description of certain material terms of the Notes is subject to, and is qualified in its entirety by reference to, the indenture, including definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial holder of the Notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under "Where You Can Find More Information" in the accompanying prospectus. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

        In this description, references to the "Company," "we," "us," or "our" mean Weibo Corporation only and do not include any of our Subsidiaries or Consolidated Affiliated Entities, unless the context otherwise requires.

Principal, Maturity and Interest

        The Notes will constitute a series of securities under the indenture. The Notes will initially be issued in an aggregate principal amount of US$800,000,000 and will mature on July 5, 2024 unless the Notes are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The Notes will bear interest at the rate of 3.500% per annum. Interest on the Notes will accrue from July 5, 2019 and will be payable semi-annually in arrears on January 5 and July 5 of each year, beginning on January 5, 2020, to the persons in whose names the Notes are registered at the close of business on the preceding June 21 and December 22, respectively, which we refer to as the record dates. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the Notes is due on a date that is not a Business Day (as defined under the heading "Optional Redemption" below), then payment of principal of, premium (if any) or interest on the Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Denomination

        The Notes shall be denominated in minimum principal amounts of US$200,000 and in integral multiples of US$1,000 in excess thereof. The Notes will be issued in global registered form.

Issuance of Additional Notes

        We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date, the issue price, the first date for accrual of interest and the first payment of interest). The additional Notes issued in this manner will be consolidated with the previously outstanding Notes to constitute a single series of the Notes. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as any Notes offered hereby unless the additional Notes are fungible with the outstanding Notes for U.S. federal income tax purposes.

Ranking

        The Notes will be our senior unsecured obligations issued under the indenture. The Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law). However, the Notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor, and be structurally subordinated to all existing and future obligations and other liabilities of our Controlled Entities.

Optional Redemption

        We may, upon giving not less than 30 days nor more than 60 days' notice to holders of the Notes (which notice shall be irrevocable) and the trustee, redeem the Notes at any time prior to June 5, 2024, in whole or in part, at a redemption amount equal to the greater of:

  •
  100% of the principal amount of the Notes to be redeemed; and

  •
  the "make whole amount," which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 30 basis points, plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the applicable redemption date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

        At least five days prior to the date when the notice of redemption is sent to holders of the Notes (unless a shorter notice period shall be acceptable to the trustee), we shall notify the trustee in writing of such proposed redemption date and the principal amount of the Notes to be redeemed.

        In addition, we may, upon giving not less than 30 days nor more than 60 days' notice to holders of the Notes (which notice shall be irrevocable) and the trustee, redeem the Notes at any time from or after June 5, 2024, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the applicable redemption date.

        "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by us in good faith.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such redemption date.

        "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such redemption date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The notice of redemption will be delivered at least 30 days but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected (i) if listed on a national securities exchange or held through the clearing systems then in compliance with the requirements of such national securities exchange or the clearing system, and (ii) if the Notes are not listed on any securities exchange and are not held through the clearing systems then pro rata, by lot or in such other manner as the trustee deems appropriate in its sole discretion, unless otherwise required by law.

Repurchase Upon Triggering Event

        If a Triggering Event occurs, unless we have exercised our right to redeem the Notes as described under the heading "Description of Debt Securities—Tax Redemption" in the accompanying prospectus or under the heading "Optional Redemption" above, we will be required to make an offer to repurchase all or, at the holder's option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof), of each holder's Notes pursuant to the offer described below (the "Triggering Event Offer") on the terms set forth in the indenture and the Notes. In the Triggering Event Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the "Triggering Event Payment").

        Within 30 days following a Triggering Event, we will be required to mail a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute the Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the "Triggering Event Payment Date"), pursuant to the procedures required by the Notes and described in such notice.

        On the Triggering Event Payment Date, we will be required, to the extent lawful, to:

  •
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Offer;

  •
  deposit with the relevant paying agent one Business Day prior to the Triggering Event Payment Date an amount equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

        The relevant paying agent will be required to promptly deliver, to each holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the trustee will be required to promptly authenticate and deliver (or cause to be transferred by book-entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

        We will not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Triggering Event Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Triggering Event Offer provisions of the Notes by virtue of any such conflict.

        There can be no assurance that we will have sufficient funds available at the time of a Triggering Event to consummate a Triggering Event Offer for all Notes then outstanding (or all Notes properly tendered by the holders of such Notes) and pay the Triggering Event Payment. We may also be prohibited by terms of other indebtedness or agreements from repurchasing the Notes upon a Triggering Event, which would require us to repay the relevant indebtedness or terminate the relevant agreement before we can proceed with a Triggering Event Offer, and there can be no assurance that we will be able to effect such repayment or termination.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

        "Consolidated Affiliated Entity" of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

        "Controlled Entity" of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

        "Group" means the Company and our Controlled Entities.

        "Person" means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

        "Preferred Shares," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

        "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Triggering Event" means (A) any change in or amendment to the laws, regulations and rules of China or the official interpretation or official application thereof (a "change in law") that results in (x) the Group (as in existence immediately subsequent to such change in law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such change in law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) our being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such change in law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter and (B) we have not furnished to the trustee, prior to the date that is twelve months after the date of the change in law, an opinion from an independent financial advisor or an independent legal counsel stating either (1) we are able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such change in law), taken as a whole, as reflected in our consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of ours) or (2) such change in law would not materially adversely affect our ability to make principal and interest payments on the Notes when due.

        The definition of Triggering Event includes a phrase relating to operating "substantially all" or deriving "substantially all" of the economic benefits from, the business operations conducted by the Group. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a Triggering Event may be uncertain.

Modification and Waiver

        The provisions of the indenture relating to modification and waiver, which are described under the heading "Description of Debt Securities—Modification and Waiver" in the accompanying prospectus, will apply to the Notes, with the additional provisions that:

  (i)
  we and the trustee may not, without the consent of each holder of the Notes affected thereby, reduce the amount of the premium payable upon the redemption or repurchase the Notes or change the time at which the Notes may be redeemed or repurchased as described above under "—Optional Redemption" or "—Repurchase Upon Triggering Event" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of "Triggering Event"); and

  (ii)
  we and the trustee may, without the consent of any holder of the Notes, amend the indenture and the Notes to conform the text of the indenture or the Notes to any provision of this

    "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the indenture or the Notes as evidenced to the trustee by an officers' certificate.

Limitation on Liens

        So long as any Note remains outstanding, we will not create or have outstanding, and we will ensure that none of our Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness or securing any guarantee or indemnity in respect of any Relevant Indebtedness either of us or of any of our Principal Controlled Entities, without (i) at the same time or prior thereto securing the Notes equally and ratably therewith or (ii) providing such other security for the Notes as shall be approved by an act of the holders of the Notes holding at least a majority of the principal amount of the Notes then outstanding.

        The foregoing restriction will not apply to:

  (i)
  any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

  (ii)
  any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into us or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into us or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into us or a Principal Controlled Entity;

  (iii)
  any Lien created or outstanding in favor of us;

  (iv)
  any Lien in respect of Relevant Indebtedness of us or any Principal Controlled Entity with respect to which we or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of us or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full);

  (v)
  any Lien created in connection with Relevant Indebtedness of us or any Principal Controlled Entity denominated in Chinese Renminbi and initially offered, marketed or issued primarily to Persons resident in China;

  (vi)
  any Lien created in connection with a project financed with, or created to secure, Non-recourse Obligations; or

  (vii)
  any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii), (v), (vi) or this clause (vii); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

        "Lien" means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

        "Non-recourse Obligation" means indebtedness or other obligations substantially related to (i) the acquisition of assets (including any Person that becomes a Controlled Entity) not previously owned by the Company or any of its Controlled Entities or (ii) the financing of a project involving the purchase, development, improvement or expansion of properties of the Company or any of its Controlled

Entities, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any of its Principal Controlled Entities or to the assets of the Company or any such Principal Controlled Entity other than the Controlled Entity (and its assets) or the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

        "Relevant Indebtedness" means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

Certain Definitions

        Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the Indenture.

        "Principal Controlled Entities" at any time shall mean one of our Non-listed Controlled Entities

  (i)
  as to which one or more of the following conditions is/are satisfied:

  (a)
  its total revenue or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

  (b)
  its net profit or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

  (c)
  its net assets or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Non-listed Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

    (1)
    in the case of a corporation or other business entity becoming a Non-listed Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Non-listed Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Non-listed Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Non-listed Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Non-listed Controlled Entity which itself has Controlled Entities) of such Non-listed Controlled Entity in such accounts;

    (2)
    if at any relevant time in relation to us or any Non-listed Controlled Entity which itself has Non-listed Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Non-listed Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

    (3)
    if at any relevant time in relation to any Non-listed Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Non-listed Controlled Entity prepared for this purpose by or on behalf of us; and

    (4)
    if the accounts of any Non-listed Controlled Entity (not being a Non-listed Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Non-listed Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

  (ii)
  to which is transferred all or substantially all of the assets of a Non-listed Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Non-listed Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Non-listed Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

        An officers' certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

        "Non-listed Controlled Entities" means the Controlled Entities other than (i) any Controlled Entities with shares of common stock or other common equity interests listed on a nationally recognized stock exchange, including but not limited to the Shanghai Stock Exchange; and (ii) any Subsidiaries or Consolidated Affiliated Entities of any Controlled Entity referred to in clause (i) of this definition.

Legal Defeasance and Covenant Defeasance

        The provisions of the indenture relating to legal defeasance and covenant defeasance, which are described under the heading "Description of Debt Securities—Legal Defeasance and Covenant Defeasance" in the accompanying prospectus, will apply to the Notes, and in addition, we may also exercise Covenant Defeasance with respect to our obligations under the indenture and the Notes that are described under the headings "—Repurchase Upon Triggering Event" and "—Limitation on Liens" above.

No Sinking Fund

        The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

Book-Entry; Delivery and Form

        The Notes will represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee for the accounts of its participants, including Euroclear Bank SA/NV ("Euroclear") as operator of the Euroclear System, and Clearstream Banking S.A. ("Clearstream"). We will not issue certificated Notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

        You, as the beneficial owner of Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; (2) we determine that the Notes will no longer be represented by global notes and execute and deliver to the trustee an officers' certificate to such effect; or (3) an event of default with respect to the Notes will have occurred and be continuing. These certificated Notes will be registered in such name or names as DTC will instruct the trustee and the agents. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

        So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture relating to the Notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

        Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of DTC's direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner's account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in the Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We have been informed that, under DTC's existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of the Notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Clearstream and Euroclear have provided us with the following information:

Clearstream

        Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream's U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

        Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

        Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

        Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time zone differences, credits of the Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

TAXATION

        Prospective investors should consult their tax advisors regarding the possible tax consequences of the ownership and disposition of the Notes under the laws of their country of citizenship, residence, or domicile.

Cayman Islands Taxation

        The following is a discussion of certain Cayman Islands income tax consequences of an investment in the Notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

        Under existing Cayman Islands law, payments of interest and principal on the Notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the Notes, nor will gains derived from the disposal of the Notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation, or capital gains tax and no estate duty, inheritance tax, or gift tax. No stamp duty is payable in respect of the issue of the Notes. An instrument of transfer in respect of a Note is stampable if executed in or brought into the Cayman Islands.

PRC Taxation

        The following is a summary of certain PRC tax consequences of the purchase, ownership, and disposition of Notes to non-resident enterprises and non-resident individuals. It is based upon applicable laws, rules, and regulations in effect as of the date of this prospectus supplement, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own, or dispose of the Notes and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Persons considering the purchase of Notes should consult their own tax advisors concerning the tax consequences of the purchase, ownership, and disposition of Notes, including such possible consequences under the laws of their country of citizenship, residence, or domicile.

        If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes that are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC enterprise income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within China, at a rate of 10% (or lower rate if available under an applicable tax treaty), provided that such non-resident enterprise investor (i) has no establishment or premises in China, or (ii) has an establishment or premises in China but its income derived from China has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and the relevant PRC tax authorities consider interest we pay on the Notes or any gains realized from the transfer of Notes to be income derived from sources within China, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20% (or lower rate if available under an applicable tax treaty). In addition, if we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, interest payable by us to non-resident enterprise holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%.

        If we are not deemed a PRC resident enterprise, non-resident enterprise and non-resident individual holders of Notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, Notes.

U.S. Federal Income Tax Considerations

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Notes acquired in this offering for cash at the "issue price," which is the first price at which a substantial amount of the Notes is sold to the public. This discussion applies only to U.S. Holders (as defined below) who hold the Notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder ("Regulations"), published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

        This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to U.S. Holders in light of their particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

  •
  banks, insurance companies and other financial institutions;

  •
  entities treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities;

  •
  tax-exempt entities;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  dealers or traders in securities;

  •
  certain former citizens or residents of the United States;

  •
  persons that elect to mark their securities to market;

  •
  persons holding Notes as part of a "straddle," conversion, or other integrated transaction;

  •
  persons that have a functional currency other than the U.S. dollar; and

  •
  persons that actually or constructively own 10% or more of our equity (by vote or value).

        In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. U.S. Holders should consult their tax advisors concerning the U.S. federal income tax considerations to them in light of their particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Notes that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Notes should consult their tax advisors regarding the tax considerations generally applicable to them of the ownership and disposition of Notes.

Payments of Interest

        Payments of stated interest (including any additional amounts) will generally be included in a U.S. Holder's income as ordinary income at the time that such payments are received or accrued in accordance with such holder's usual method of accounting for U.S. federal income tax purposes.

        Interest income in respect of the Notes will generally constitute foreign source income for purposes of determining whether any foreign tax credit is available to a U.S. Holder under the U.S. federal income tax laws and will generally constitute "passive category income."

        As described in "—PRC Taxation," if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, payments of interest in respect of the Notes may be subject to PRC withholding taxes. For U.S. federal income tax purposes, the amount of interest includible in taxable income would include any amounts withheld in respect of PRC taxes. If PRC withholding taxes apply to interest paid to a U.S. Holder with respect to the Notes, the U.S. Holder may be able to obtain a reduced rate of PRC withholding taxes under the income tax treaty between the United States and China (the "U.S.-PRC Income Tax Treaty") if certain requirements are met. In addition, subject to certain conditions and limitations, if any PRC income taxes were to be paid or withheld on interest and were nonrefundable under the U.S.-PRC Income Tax Treaty, a U.S. Holder may be entitled to a foreign tax credit in respect of any such PRC income taxes or, alternatively, a U.S. Holder may deduct such taxes in computing its taxable income. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits or deductions in light of their particular circumstances.

Sale or Other Taxable Disposition

        Upon the sale or other taxable disposition of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (less any amount attributable to accrued but unpaid interest, which will generally be taxable as interest in the manner described above to the extent not previously included in such holder's gross income) and such holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in the Notes will generally equal the cost of the Notes. Any capital gain or loss will generally be long-term capital gain or loss if, at the time of the sale or other taxable disposition, such holder's holding period in the Notes exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

        As described in "—PRC Taxation," if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of the Notes may be subject to PRC income taxes. A U.S. Holder may use foreign tax credits to offset only the portion of such holder's U.S. tax liability considered to be attributable to foreign-source income. Generally, gain or loss from the disposition of the Notes will be U.S.-source for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if a U.S. Holder is eligible for the benefits of the U.S.-PRC Income Tax Treaty, such holder may be able to elect to treat any such gain as PRC-source income under the U.S.-PRC Income Tax Treaty. If a U.S. Holder is not eligible for the benefits of the U.S.-PRC Income Tax Treaty or does not elect to treat any gain as PRC-source income, then such holder would generally not be able to use any foreign credit arising from any PRC tax imposed on the disposition of the Notes, unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding their eligibility for benefits under the U.S.-PRC Income Tax Treaty and the availability of foreign tax credits or deductions in light of their particular circumstances.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

        Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Goldman Sachs (Asia) L.L.C. is acting as representative, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the Notes set forth opposite its name below:

Underwriters	Principal Amount of the Notes
Goldman Sachs (Asia) L.L.C.		796,000,000
The Hongkong and Shanghai Banking Corporation Limited		4,000,000

Total	US$	800,000,000

        The underwriters are offering the Notes subject to their acceptance of the Notes from us, and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to withdraw, cancel, or modify offers to investors and to reject orders in whole or in part.

        The underwriters initially propose to offer part of the Notes directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        Certain of the underwriters are not broker-dealers registered with the SEC. Therefore, to the extent they intend to make any offers or sales of Notes in the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, and FINRA rules. Goldman Sachs (Asia) L.L.C. will offer the Notes in the United States through its registered broker-dealer affiliate Goldman Sachs & Co. LLC. The Hongkong and Shanghai Banking Corporation Limited will offer the Notes in the United States through its registered broker-dealer affiliate HSBC Securities (USA) Inc.

        The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

	Paid by Us
Per Note		0.55%
Total	US$	4,400,000

        Expenses associated with this offering to be paid by us, other than underwriting commissions and discounts, are estimated to be US$2.6 million.

        We have agreed that, for a period until 60 days after the date of closing (which is expected to be the fifth business day following the date of this prospectus supplement), we will not, without the prior written consent of the representative, offer, sell, contract to sell, or otherwise dispose of any debt securities issued or guaranteed by us. The underwriters in their sole discretion may consent to the offering and sale of such securities by us at any time without notice. We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The Notes will constitute a new class of securities with no established trading market. Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. However, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes.

        The underwriters (or their affiliates) may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids to the extent permitted by applicable laws and regulations. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in two business days, and purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisor.

        The address of Goldman Sachs (Asia) L.L.C. is 68/F, Cheung Kong Center, 2 Queen's Road Central, Hong Kong. The address of The Hongkong and Shanghai Banking Corporation Limited is Level 17, HSBC Main Building, 1 Queen's Road Central, Hong Kong.

Sale, Exchange, Redemption, and Other Disposition of the Notes

European Economic Area

Prospectus Directive Public Offer Selling Restriction

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State ("Relevant Implementation Date"), an offer of the Notes may not be made to the public in that Relevant Member State other than:

  (i)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the Relevant Member State has implemented the relevant provision;

  (ii)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

  (iii)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive

        For the purposes of the above paragraph, the expression "an offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Prohibition of Sales to EEA Retail Investors

        Each underwriter has represented and agreed that it has not offered, sold, or otherwise made available and will not offer, sell, or otherwise make available any Notes to any retail investor in the EEA.

        For the purposes of this provision:

  (i)
  the expression "retail investor" means a person who is one (or more) of the following:

  (a)
  a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or

  (b)
  a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

  (c)
  not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"); and

  (ii)
  the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

United Kingdom

        No invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA") received by the underwriters in connection with the issue or sale of the Notes may be communicated or caused to be communicated except in circumstances in which section 21(1) of FSMA does not apply to the underwriters. All applicable provisions of FSMA must be complied with respect to anything done or to be done by the underwriters in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong

        This prospectus supplement and the accompanying prospectus have not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, except as mentioned below, this prospectus supplement may not be issued, circulated or distributed in Hong Kong. A copy of this prospectus supplement and the accompanying prospectus may, however, be issued to prospective applicants for the Notes in Hong Kong in a manner which does not constitute an offer of the Notes to the public in Hong Kong or an issue, circulation or distribution in Hong Kong of this prospectus supplement and the accompanying prospectus for the purposes of the Companies (Winding Up and

Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong). No advertisement, invitation, or document relating to the Notes may be issued or may be in the possession of any person other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

  (i)
  to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the "SFA")) pursuant to Section 274 of the SFA;

  (ii)
  to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or

  (iii)
  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

  (1)
  to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law;

  (4)
  as specified in Section 276(7) of the SFA; or

  (5)
  as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

China

        This prospectus supplement and the accompanying prospectus may not be circulated or distributed in China and the Notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China.

Cayman Islands

        No Notes will be offered or sold to the public in the Cayman Islands.

British Virgin Islands

        No invitation will be made directly or indirectly to any person resident in the British Virgin Islands to subscribe for any of the Notes.

Other Relationships

        The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advising, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including financial advisory, commercial banking, and investment banking services, for us and our affiliates in the ordinary course of business for which they received or will receive customary fees and expenses. We may enter into hedging or other derivative transactions as part of our risk management strategy with the underwriters and their affiliates, which may include transactions relating to our obligations under the Notes. Our obligations under these transactions may be secured by cash or other collateral. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, its direct or indirect subsidiaries and consolidated affiliated entities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes and not with a view to distribution.

 LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law, and by TransAsia Lawyers with respect to legal matters of PRC law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law and Haiwen & Partners with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Simpson Thacher & Bartlett LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law, and Simpson Thacher & Bartlett LLP may rely upon Haiwen & Partners with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements of Weibo Corporation and the management's assessment of the effectiveness of internal control over financial reporting (which is included in the Management's Annual Report on Internal Control over Financial Reporting) incorporated herein by reference to the annual report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, People's Republic of China.

PROSPECTUS

Weibo Corporation

Debt Securities

        We may offer and sell debt securities from time to time. This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement that will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus.

        Investing in our securities involves risks. You should carefully consider the risks described under "Risk Factors" in this prospectus, in any accompanying prospectus supplement, or in the documents incorporated by reference in this prospectus before making a decision to invest in our securities.

        We may offer and sell these debt securities to or through one or more agents, underwriters, dealers, or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2019.

        You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement, or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations, and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using an automatic "shelf" registration process. Under this automatic shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities. We may also add, update, or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements, and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires:

  •
  "we," "us," "our company," or "our" refer to Weibo Corporation, a Cayman Islands company, its subsidiaries, and, in the context of describing its operations and consolidated financial information, include its consolidated variable interest entities ("VIEs") in China;

  •
  "Weibo" refers to our social media platform and the products and services that we provide to users, customers, and platform partners through that platform;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan; and

  •
  "Renminbi" or "RMB" refers to the legal currency of China and "U.S. dollars" or "US$" refers to the legal currency of the United States.

        All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

        References in any prospectus supplement to "the accompanying prospectus" are to this prospectus and to "the prospectus" are to this prospectus and the applicable prospectus supplement taken together.

        We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as "may," "will," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate," "is/are likely to," or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. These forward-looking statements include, among other things:

  •
  our goals and strategies;

  •
  our future business development, financial condition, results of operations, and other financial information;

  •
  our proposed use of proceeds from the sale of debt securities;

  •
  our ability to attract and retain users and customers and generate revenue and profit from our customers;

  •
  our ability to retain key personnel and attract new talent;

  •
  competition in social media, social networking, online marketing, and other businesses in which we engage;

  •
  the outcome of our annual PFIC evaluations;

  •
  the outcome of ongoing or any future litigation or arbitration, including those relating to intellectual property rights; and

  •
  PRC governmental regulations and policies relating to the internet, media, internet content providers, online marketing, and the implementation of a corporate structure involving VIEs in China.

        The forward-looking statements included in this prospectus, the documents incorporated by reference herein and any prospectus supplement are subject to risks, uncertainties, and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein, or in any accompanying prospectus supplement.

        We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein, and in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

        Weibo is a leading social media platform for people to create, distribute, and discover content. It provides an unprecedented and simple way for people and organizations to publicly express themselves in real time, interact with others on a massive global platform, and stay connected with the world.

        Weibo combines the means of public self-expression in real time with a powerful platform for social interaction, content aggregation, and content distribution. Any user can create and post a feed and attach multimedia or long-form content. User relationships on Weibo may be asymmetric; any user can follow any other user and add comments to a feed while reposting. The simple, asymmetric, and distributed nature of Weibo allows an original feed to become a live viral conversation stream.

        Weibo serves a wide range of users including ordinary people, celebrities, and other public figures, as well as media outlets, businesses, government agencies, charities, and other organizations, making it a microcosm of Chinese society. For many people in China, Weibo allows them to be heard publicly and exposed to the rich ideas, cultures, and experiences of the broader world.

        In addition to users, Weibo's ecosystem includes customers and platform partners:

  •
  Customers.  We enable our advertising and marketing customers to promote their brands, products, and services to our users. We offer a wide range of advertising and marketing solutions to customers ranging from large companies to small and medium-sized enterprises, or SMEs, including social display advertisement and promoted marketing offerings. Our native promoted marketing offerings allow customers to reach a targeted audience based on the social interest graph, or SIG, of our users. In addition, our customers can benefit from the potential viral effect of their promoted feeds generated from the public and distributed nature of our platform, commonly known as "earned media."

  •
  Platform Partners.  We have attracted a large number of platform partners, including organizations with media rights, multi-channel networks, self-medias, and app developers. Our platform partners contribute a vast amount of content to Weibo, broadly distribute Weibo content across their properties and integrate products and applications with our platform, enriching the experience of our users while increasing our monetization opportunities.

        While we distinguish among users, customers, and platform partners in classifying our products and analyzing our revenues, the same person or organization may simultaneously be included in two or more of the categories.

        We began monetization on our platform in 2012, and we have since experienced rapid revenue growth. Our revenues increased from US$655.8 million in 2016 to US$1,150.1 million in 2017, and further to US$1,718.5 million in 2018, representing a compound annual growth rate, or CAGR, of 62%. Our revenues for the three months ended March 31, 2019 was US$399.2 million, compared to US$349.9 million for the three months ended March 31, 2018. We generate revenues primarily from customers who purchase advertising and marketing services, and, to a lesser extent, from fee-based revenues, such as VIP membership. For the year ended December 31, 2018 and the three months ended March 31, 2019, revenues generated from advertising and marketing services accounted for 87% and 85% of our total revenues, respectively. In addition, our net income attributable to Weibo increased significantly from US$108.0 million in 2016 to US$352.6 million in 2017, and further to US$571.8 million in 2018. Our net income attributable to Weibo for the three months ended March 31, 2019 was US$150.4 million, an increase of 52% compared to US$99.1 million for the three months ended March 31, 2018. For the year ended December 31, 2018 and the three months ended March 31, 2019, we had US$488.0 million and US$80.8 million net cash from operating activities, respectively. As of March 31, 2019, we held an aggregate of US$1,493.2 million of cash and cash equivalents and short-term investments.

Corporate Information

        Our company was incorporated under the laws of the Cayman Islands in 2010. Our American depositary shares, each representing one Class A ordinary share, par value US$0.00025 per share, of our company, currently trade on the Nasdaq Global Select Market under the symbol "WB."

        Our principal executive offices are located at 8/F, QIHAO Plaza, 8 Xinyuan South Road, Chaoyang District, Beijing 100027, People's Republic of China. Our telephone number at this address is +86 (10) 5898-3336. We have appointed Puglisi & Associates, which is located at 850 Library Avenue, Suite 204, Newark, DE 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with this offering. Our corporate website is www.weibo.com. Information appearing on our website is not incorporated by reference into this prospectus.

        Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our annual report on Form 20-F for our fiscal year ended December 31, 2018, originally filed with the SEC on April 29, 2019. See "Incorporation of Certain Documents by Reference" in this prospectus.

RISK FACTORS

        Investing in our debt securities involves risk. Before you decide to buy our debt securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition, and results of operations could suffer, and you may lose all or part of your investment.

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference," beginning on page 32, for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus.

USE OF PROCEEDS

        Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the "Trust Indenture Act." The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

        The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

  •
  the title and any limit on the aggregate principal amount of the debt securities;

  •
  whether the debt securities will be secured or unsecured;

  •
  whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

  •
  the percentage or percentages of principal amount at which such debt securities will be issued;

  •
  the interest rate(s) or the method for determining the interest rate(s);

  •
  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

  •
  the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

  •
  the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

  •
  redemption or early repayment provisions;

  •
  authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

  •
  the form of the debt securities;

  •
  amount of discount or premium, if any, with which such debt securities will be issued;

  •
  whether such debt securities will be issued in whole or in part in the form of one or more global securities;

  •
  the identity of the depositary for global securities;

  •
  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

  •
  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

  •
  any covenants applicable to the particular debt securities being issued;

  •
  any defaults and events of default applicable to the particular debt securities being issued;

  •
  any provisions for the defeasance of the particular debt securities being issued in whole or in part;

  •
  any addition or change in the provisions related to satisfaction and discharge;

  •
  any restriction or condition on the transferability of the debt securities;

  •
  the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

  •
  the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

  •
  the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

  •
  our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

  •
  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

  •
  place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

  •
  place or places where notices and demands relating to the debt securities and the indentures may be made;

  •
  if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

  •
  any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

  •
  any provisions relating to compensation and reimbursement of the trustee;

  •
  provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

  •
  additional terms not inconsistent with the provisions of the indenture, except as permitted by the terms of the indenture.

General

        We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price, the first date for accrual of interest or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as the debt securities of that series issued hereunder unless the additional debt securities are fungible with such debt securities for U.S. federal income tax purposes. In addition, we will describe in the applicable prospectus supplement material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

        The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

        You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also register transfers of the registered debt securities. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

        You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

        If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the paying agent's records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the "record date" and will be stated in the applicable prospectus supplement.

        We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called "paying agents." We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the paying agent's specified office. We may also choose to act as our own paying agent.

        Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

        Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

        All payments of principal, premium and interest made by us in respect of any debt security will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (including any penalties and interest related thereto) ("Taxes") imposed or levied by or within the Cayman Islands, Hong Kong, China or any jurisdiction where we are organized or otherwise considered by a taxing authority to be a resident for tax purposes or through which a payment in respect of a debt security is made (in each case, including any political subdivision or any authority therein or thereof having power to tax) (each, a "Relevant Jurisdiction"), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts ("Additional Amounts") as will result in receipt by each holder or beneficial owner of any debt security of such amounts as would have been received by such holder or beneficial owner had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

  i.
  in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest, or enforcing its rights, in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

  ii.
  in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the "relevant date" in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

  iii.
  in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder's or beneficial owner's nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder or beneficial owner;

  iv.
  in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

  v.
  in respect of any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

  vi.
  to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

  vii.
  with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the U.S. Internal Revenue Code and U.S. Treasury regulations thereunder ("FATCA"), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA or any non-U.S. law, regulation or guidance enacted or issued with respect thereto;

  viii.
  in respect of any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

  ix.
  in respect of any combination of Taxes referred to in the preceding items (i) through (viii) above.

        If any Taxes are deducted or withheld from payments of principal of, premium (if any) or interest on any debt securities, we will furnish to the trustee, within 30 days after the date the payment of such Taxes is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment or, if such receipts are not obtainable, other evidence of payments reasonably satisfactory to the trustee. Upon request, copies of those receipts or other evidence of payments, as the case may be, will be made available by the trustee to the holders or beneficial owners of the debt securities.

        We will pay any stamp, issue, registration, court, documentary or value added taxes, or any other excise or property taxes, charges or similar levies (including, in each case, interest and penalties) payable in respect of the creation, issue, offering, execution, delivery, registration, enforcement or making payments in respect of the debt securities or any documentation with respect thereto, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a Relevant Jurisdiction except those resulting from, or required to be paid in connection with, the enforcement of the debt securities after the occurrence and during the continuance of an Event of Default with respect to the debt securities.

        Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

        The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us is organized or resident for tax purposes or any political subdivision or any authority therein or thereof having the power to tax (a "Successor Jurisdiction"), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

        Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

        Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became such pursuant to the applicable provisions of the indenture) (a "Tax Change"), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person's jurisdiction is not a reasonable measure for purposes of this section.

        Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of an independent legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers' certificate from us or any such successor

Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it.

        Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

        We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

        The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

  i.
  change the Stated Maturity of any debt security;

  ii.
  reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

  iii.
  change any obligation of ours to pay Additional Amounts with respect to any debt security;

  iv.
  change the currency of payment of the principal of, premium (if any) or interest on any debt security;

  v.
  reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

  vi.
  impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

  vii.
  reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

  viii.
  reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

  ix.
  modify the provisions of the indenture with respect to modification and waiver;

  x.
  amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

  xi.
  reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under "—Tax Redemption" or as described in the applicable prospectus supplement.

        The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

        Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

  i.
  cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

  ii.
  evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

  iii.
  comply with the rules of any applicable depositary;

  iv.
  secure any series of debt securities;

  v.
  add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

  vi.
  make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

  vii.
  evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

  viii.
  conform the text of the indenture or any series of the debt securities to any provision of this "Description of Debt Securities" to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers' certificate;

  ix.
  make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

  x.
  change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

  xi.
  make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

  xii.
  add guarantors or co-obligors with respect to any series of debt securities; and

  xiii.
  establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder's debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

        The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

  i.
  any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the British Virgin Islands, the Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

  ii.
  immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

  iii.
  we have delivered to the trustee an officers' certificate and an opinion of independent legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

        We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

        Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

  (i)
  failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

  (ii)
  failure to pay principal in respect of any debt securities of that series by the due date for such payment;

  (iii)
  default in the performance of or breach our obligations under the "—Consolidation, Merger and Sale of Assets" covenant;

  (iv)
  default in our performance of or breach any other covenants or agreements contained in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for 60 consecutive days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series;

  (v)
  default by us or any of Principal Controlled Entities in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount equal to or exceeding the greater of (x) US$50 million (or its equivalent in any other currency or currencies) and (y) 2.5% of our Total Equity in the aggregate of the Company and/or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default results (i) in such indebtedness becoming or being declared due and payable or (ii) from a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise and, in each case, such default continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto; provided that any such event of default shall be deemed cured and not continuing upon payment of such indebtedness, rescission of such declaration of acceleration or waiver or with consent of the lender;

  (vi)
  one or more final judgments or orders for the payment of money are rendered against us or any of our Principal Controlled Entities and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of (x) US$50 million (or its equivalent in any other currency or currencies) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

  (vii)
  the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (b) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

  (viii)
  the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

  (ix)
  the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

  (x)
  any other event of default described in the applicable prospectus supplement.

        However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of such series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such written notice.

        The trustee shall not be deemed to have notice of any Default or Event of Default (other than a payment default) unless a written notice of any event which is in fact such a default is received by a responsible officer of the Trustee, with direct responsibility for the administration of the Indenture, at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture.

        If an Event of Default (other than an Event of Default described in clauses (vii) or (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may, and the trustee, upon instructions from holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding and subject to receipt of pre-funding, security and/or indemnity to its satisfaction, shall declare the unpaid principal amount of the debt securities of that series and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default described in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our Principal Controlled Entities or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default described in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived . For information as to waiver of defaults, see "—Modification and Waiver."

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of such debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

        The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series ("Legal Defeasance") except for:

  1)
  the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

  2)
  our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  3)
  the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

  4)
  the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

        The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings "Consolidation, Merger and Sale of Assets" and "Payments for Consents") that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "—Events of Default" will no longer constitute an Event of Default.

        The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

  1)
  we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

  2)
  in the case of Legal Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  3)
  in the case of Covenant Defeasance, we must deliver to the trustee an opinion of independent legal counsel reasonably acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  4)
  no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  5)
  we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

  6)
  we must deliver to the trustee an officers' certificate and an opinion of independent legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

  1)
  either:

  a)
  all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

  b)
  all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

  2)
  no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

  3)
  we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

  4)
  we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

        In addition, we must deliver an officers' certificate and an opinion of independent legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        The trustee under the indenture is Deutsche Bank Trust Company Americas. Pursuant to the indenture, the trustee will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 60 Wall Street, 16th Floor, New York, New York 10005, United States, Attention: Corporates Team Deal Manager-Weibo Corporation.

        The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The trustee in its various capacities assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party referenced in this prospectus or any prospectus supplement or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

        Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

        Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

        To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than U.S. dollars (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

        Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

        The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed Law Debenture Corporate Services Inc. as our agent upon which process may be served in any such action.

        We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

        Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

        "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

        "Company" means Weibo Corporation.

        "Consolidated Affiliated Entity" of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

        "Controlled Entity" of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

        "holder" in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

        "Person" means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

        "Preferred Shares," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

        "Principal Controlled Entities" at any time shall mean one of our Non-listed Controlled Entities

  (i)
  as to which one or more of the following conditions is/are satisfied:

  (a)
  its total revenue or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

  (b)
  its net profit or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

  (c)
  its net assets or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Non-listed Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

  (1)
  in the case of a corporation or other business entity becoming a Non-listed Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Non-listed Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Non-listed Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Non-listed Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Non-listed Controlled Entity which itself has Controlled Entities) of such Non-listed Controlled Entity in such accounts;

  (2)
  if at any relevant time in relation to us or any Non-listed Controlled Entity which itself has Non-listed Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Non-listed Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

  (3)
  if at any relevant time in relation to any Non-listed Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Non-listed Controlled Entity prepared for this purpose by or on behalf of us; and

  (4)
  if the accounts of any Non-listed Controlled Entity (not being a Non-listed Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Non-listed Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

  (ii)
  to which is transferred all or substantially all of the assets of a Non-listed Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Non-listed Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Non-listed Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

        An officers' certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.

        "Non-listed Controlled Entities" means the Controlled Entities other than (i) any Controlled Entities with shares of common stock or other common equity interests listed on a nationally recognized stock exchange, including but not limited to the Shanghai Stock Exchange; and (ii) any Subsidiaries or Consolidated Affiliated Entities of any Controlled Entity referred to in clause (i) of this definition.

        "Stated Maturity" means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

        "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Total Equity," as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

        "U.S. GAAP" refers to generally accepted accounting principles in the United States of America.

        "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

LEGAL OWNERSHIP OF DEBT SECURITIES

        In this prospectus and the applicable prospectus supplement, when we refer to the "holders" of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary, and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

        Holding debt securities in accounts at banks or brokers is called holding in "street name." If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions, and depositaries pass along principal, interest, dividends, and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

        If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among others:

  •
  how it handles payments and notices with respect to the debt securities;

  •
  whether it imposes fees or charges;

  •
  how it handles voting, if applicable;

  •
  how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

  •
  how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

        A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary." Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank, or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

        As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

        You should be aware that if our debt securities are issued only in the form of global securities:

  •
  you cannot have the debt securities registered in your own name;

  •
  you cannot receive physical certificates for your interest in the debt securities;

  •
  you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

  •
  you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

  •
  the depositary's policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee, and any registrar have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We, the trustee and any registrar also do not supervise the depositary in any way; and

  •
  the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

        In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

        Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

  •
  we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

  •
  upon request by holders, in case that an event of default with respect to the debt securities of the applicable series has occurred and is continuing.

        The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands because of the following benefits found there:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed Puglisi & Associates, which is located at 850 Library Avenue, Suite 204, Newark, DE 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and TransAsia Lawyers, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder (Hong Kong) LLP has advised us that although there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will in the circumstances described below, recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

        Maples and Calder (Hong Kong) LLP has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law,

without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States or China has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or China, respectively, in civil and commercial matters.

        TransAsia Lawyers has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

PLAN OF DISTRIBUTION

        We may sell the securities described in this prospectus from time to time in one or more of the following ways:

  •
  to or through underwriters or dealers;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

  •
  the name or names of any underwriters or agents;

  •
  any public offering price;

  •
  the proceeds from such sale;

  •
  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

        We may distribute the securities from time to time in one or more of the following ways:

  •
  at a fixed price or prices, which may be changed;

  •
  at prices relating to prevailing market prices at the time of sale;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

By Agents

        We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

By Underwriters or Dealers

        If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters' obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

        If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

        We may also sell securities directly without using agents, underwriters, or dealers.

General Information

        We may enter into agreements with underwriters, dealers, and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, or agents may be required to make. Underwriters, dealers, and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

        Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers, or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by TransAsia Lawyers with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law. Legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Weibo Corporation and the management's assessment of the effectiveness of internal control over financial reporting (which is included in the Management's Annual Report on Internal Control over Financial Reporting) incorporated herein by reference to the annual report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, People's Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms

        This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 29, 2019 (File No. 001-36397);

  •
  our current report on Form 6-K furnished to the SEC on June 20, 2019 (File No. 001-36397);

  •
  any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

  •
  any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Investor Relations
Weibo Corporation
8/F QIHAO Plaza
8 Xinyuan South Road
Chaoyang District, Beijing 100027
People's Republic of China
Telephone: +86 (10) 5898-3336

Weibo Corporation

US$800,000,000 3.500% Notes due 2024

Sole Bookrunner

Goldman Sachs (Asia) L.L.C.

Co-Managers

HSBC	ICBC (Asia)